Exhibit 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road – Suite 303
Great Neck, New York 11021
www.onelibertyproperties.com

Telephone 516.466.3100
Telecopier 516.466.3132

ONE LIBERTY PROPERTIES ACQUIRES A SHOPPING CENTER IN ROYERSFORD, PENNSYLVANIA

Great Neck, New York – February 25, 2010 - One Liberty Properties, Inc. (NYSE:OLP) announced that yesterday a wholly-owned subsidiary acquired a retail shopping center located in Royersford, Pennsylvania (a suburb of Philadelphia) for a purchase price of $23.5 million.  The shopping center is comprised of approximately 194,000 square feet situated on approximately 33 acres and is primarily a collection of long-term ground leases.  The property is co-anchored by a supermarket operated by Giant Food Stores (with a guarantee from Koninklijke Ahold, n.v.) and a Kohl’s Department Store.  Other tenants in the shopping center include TD Bank, KFC, and Wawa.

Approximately $17.65 million of the purchase price was paid by the assumption of an existing first mortgage encumbering the property, and the balance was paid in cash.  The acquisition completed an IRC Section 1031 tax-deferred exchange that began with the sale by a One Liberty subsidiary of a property in Hanover, Pennsylvania in October 2009.

Patrick J. Callan, Jr., President & CEO of One Liberty Properties, commented that "this acquisition continues our commitment to acquire well located real estate subject to attractive lease structures.”

One Liberty is a New York-based REIT that specializes in the acquisition and ownership of a diverse portfolio of real estate properties under long term net leases.  One Liberty's leases generally provide for contractual rent increases with all operating expenses and most or all other property related expenses paid by the tenant.  For more information on One Liberty, please visit our website at www.onelibertyproperties.com.

Materials included in this filing may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words should be considered uncertain and forward-looking.

Contact:  Mark H. Lundy - 516.466.3100